Exhibit 99.1

Regional Management Corp. Announces Closing of

$150.0 Million Asset-Backed Securitization

Greenville, South Carolina – June 28, 2018 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, announced today that it has closed its first securitization backed by large loan receivables. The senior class of the securitization received an “AA” rating from DBRS.

Qualified institutional buyers purchased $150.0 million of asset-backed notes in the transaction, secured by $168.5 million of large loan receivables originated by Regional Management. The sold notes, issued by Regional Management Issuance Trust 2018-1 (“RMIT 2018-1”), consist of three classes. Credit Suisse and Wells Fargo acted as joint lead bookrunners on the transaction.

“We are excited to have successfully completed our first term securitization,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “This milestone both increases and diversifies our funding capabilities, positioning Regional for further growth while reducing our overall cost of capital. We remain very well positioned to generate long-term value for our shareholders.”

Ratings of the notes were provided by DBRS and were based on a variety of factors, including the structure of the transaction, the ability of the transaction to withstand stressed cash flow assumptions and repay investors, Regional’s capabilities with regard to originations, underwriting, and servicing, and the credit quality of the collateral and performance of Regional’s consumer loan portfolio.

Class	Amount	Coupon Rate	Average Life	DBRS Rating
A	$129.7 million	3.83%	2.60 years	AA
B	$9.3 million	4.28%	3.57 years	A
C	$11.0 million	4.87%	3.84 years	BBB
Total	$150.0 million

The weighted average coupon on the notes is 3.97%.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331